Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333

XCEL ENERGY INC.

(a Minnesota corporation)

$600,000,000 3.40% SENIOR NOTES, SERIES DUE JUNE 1, 2030

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Ratings*:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Security Type:	Senior Notes

Pricing Date:	March 27, 2020

Settlement Date:	April 1, 2020 (T+3)

Principal Amount:	$600,000,000

Maturity Date:	June 1, 2030

Interest Payment Dates:	Semi-annually on June 1 and December 1, beginning on December 1, 2020

Reference Benchmark:	1.50% due February 15, 2030

Benchmark Price:	107-08

Benchmark Yield:	0.738%

Spread to Benchmark Treasury:	+270 bps

Yield to Maturity:	3.438%

Coupon:	3.40%

Price to Public:	99.670% of the principal amount

Net Proceeds to Issuer:	$594,120,000 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to December 1, 2029 (the par call date), T+45 bps (calculated to the par call date)

Par Call:	On or after December 1, 2029, at par

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	98389BAY6 / US98389BAY65

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC KeyBanc Capital Markets Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.